Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, 333-119850, 333-129421, 333-153852, and 333-184158 on Form S-8 and No. 333-203814 on Form S-3ASR of our report dated February 25, 2016, relating to the consolidated financial statements of Marina District Development Company, LLC and Subsidiary as of December 31, 2015 and 2014 and for the three years ended December 31, 2015, appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
February 25, 2016